UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2021

Renewable Energy Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35397	26-4785427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

416 South Bell Avenue	Ames	Iowa	50010
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (515) 239-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	REGI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture and Notes

On May 20, 2021, Renewable Energy Group, Inc. (the “Company”) completed its previously announced offering of $550 million aggregate principal amount of the Company’s 5.875% senior secured notes due 2028 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of May 20, 2021 (the “Indenture”), by and among the Company, certain of its subsidiaries (the “Guarantors”) and UMB Bank, N.A., a national banking association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 5.875% per annum, payable semiannually on June 1 and December 1, beginning on December 1, 2021. The Notes will mature on June 1, 2028, unless earlier repurchased or redeemed. The Notes were sold by the initial purchasers of the Notes in a private placement only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

Initially, the Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of the Company’s existing domestic subsidiaries. In the future, if (i) any of the Company’s restricted subsidiaries that is not already a guarantor guarantees any of the Company’s material indebtedness or that of any guarantor, or (ii) any restricted subsidiary (other than certain excluded subsidiaries), if not then a guarantor, incurs any material indebtedness under a credit facility, such restricted subsidiary will also be required to provide a guarantee. The Notes and related guarantees are secured by a first priority lien on substantially all assets of the Company and the Guarantors, except for the collateral that secures borrowings under the Company’s existing credit facility on a first lien basis, with respect to which the Notes and related guarantees will be secured by a second priority lien, in each case subject to permitted liens and certain exclusions.

If the Company experiences specific kinds of changes of control the Company must offer to repurchase the Notes from holders at a price of 101% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the repurchase date.

At any time prior to June 1, 2024, the Company may redeem all or part of the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date and a “make-whole” premium. On or after June 1, 2024, 2025 and 2026, respectively, the Company may redeem some or all of the Notes at the redemption price of 102.938%, 101.469% and 100.000%, respectively, plus accrued and unpaid interest, if any, to, but not including, the redemption date. At any time prior to June 1, 2024, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 105.875% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date, with the net cash proceeds received by the Company in one or more equity offerings; provided that at least 65% of the aggregate principal amount of the Notes issued under the Indenture (including any additional notes issued under the Indenture) remain outstanding after each such redemption.

The Indenture contains covenants that, among other things, limit the Company’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness or issue certain disqualified stock or preferred stock;

•	create liens;

•	pay dividends or distributions, redeem or repurchase equity;

•	prepay subordinated indebtedness or make certain investments;

•	transfer or sell assets;

•	engage in a consolidation or merger, or sell, transfer or otherwise dispose of all or substantially all of their assets; and

•	enter into certain transactions with affiliates.

These covenants are subject to a number of exceptions and limitations as described in the Indenture.

This description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture, the form of the Notes, which are attached to this Current Report on Form 8-K as Exhibits 4.1 and, 4.2, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description set forth under Item 1.01 of this Form 8-K is incorporated by reference herein in its entirety.

Item 3.03	Material Modification to Rights of Security Holders.

The Indenture contains covenants that limit, among other things, the Company’s ability to pay dividends on its capital stock, subject to certain exceptions, which may in turn, impact the ability of holders of the Company’s common stock to receive dividends. For more information, see the Indenture, which is attached to this Current Report on Form 8-K as Exhibit 4.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On May 20, 2021, the Company issued a press release announcing the closing of the Notes. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of May 20, 2021, by and among Renewable Energy Group, Inc., the Guarantors (as defined therein) and UMB Bank, N.A., as Trustee.

4.2	Form of 5.875% Senior Notes due 2028 (included as Exhibit A to the Indenture filed as Exhibit 4.1).

99.1	Press release issued by Renewable Energy Group, Inc. dated May 20, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2021

RENEWABLE ENERGY GROUP, INC.

By:	/s/ R. Craig Bealmear
R. Craig Bealmear
Chief Financial Officer